Exhibit 10.37

CONFIRMATION OF GUARANTY

This CONFIRMATION OF GUARANTY (the "Agreement") is made and entered into as of the 1st day of February, 2001, by and between PERFORMANCE FOOD GROUP COMPANY, a Tennessee corporation ("Guarantor"), and FIRST UNION NATIONAL BANK , a national banking association ("Bank").

W I T N E S S E T H:

WHEREAS, Fresh Advantage, Inc., a Virginia corporation, successor by merger to KMB Produce, Inc., a Texas corporation and an affiliate of Guarantor (the "Borrower"), borrowed the proceeds of the Carrollton Payroll Development Authority Industrial Development Revenue Bonds (KMB Produce, Inc. Project), Series 1999 issued in the original aggregate principal amount of $9,000,000 (the "Prior Bonds") in order to finance the acquisition, construction, installation and equipping of a manufacturing facility in Carroll County, Georgia; and

WHEREAS, as security for the Prior Bonds, the Bank extended to the Borrower, an irrevocable, direct-pay letter of credit no. SM407968C dated March 19, 1999 in the original stated amount of $9,187,500 (the "Obligation") under that certain Letter of Credit and Reimbursement Agreement, dated as of March 1, 1999, as amended by Amendment No. 1 to the Letter of Credit and Reimbursement Agreement, dated as of February 1, 2001 (collectively, the "Reimbursement Agreement"); and

WHEREAS, the Borrower has determined to refund the Prior Bonds to remove certain onerous covenants with the issuance of the Borrower's Taxable Variable Rate Demand Bonds, Series 2001 (the "Bonds"); and

WHEREAS, the Bank has agreed to the continuance of the Letter of Credit as security for the Bonds; and

WHEREAS, Guarantor executed and delivered to Bank that certain Guaranty Agreement, dated as of March 1, 1999 (the "Guaranty"), which guarantees the full and prompt payment and performance of the Obligations as described in the Reimbursement Agreement; and

WHEREAS, Guarantor and Bank wish to confirm that the Guaranty remains in full force and effect and guarantees the Obligations with respect to the Letter of Credit, as amended or supplemented from time to time;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100ths Dollars ($10.00) in hand paid, the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Bank hereby agree as follows:

1. CONFIRMATION OF GUARANTY. The Guarantor hereby confirms and agrees that the Guaranty guarantees all of the Obligations as defined in the Reimbursement Agreement. The Guarantor and Bank agree that all references in the Guaranty to (i) Bonds shall refer to "Fresh Advantage, Inc. Taxable Variable Rate Demand Bonds, Series 2001, issued in the original aggregate principal amount of $9,000,000"; (ii) Indenture shall refer to "Trust Indenture, dated as of February 1, 2001, between Trustee and Issuer"; and (iii) Issuer shall refer to "Fresh Advantage, Inc."

Except as expressly amended hereby, each and every term of the Guaranty shall remain in full force and effect.

2. RATIFICATION AND CONSENT BY GUARANTOR. Guarantor hereby (i) ratifies and affirms all of its obligations under the Guaranty, as amended hereby; and (ii) acknowledges that this Agreement shall not constitute or be construed as a novation or release of the Guaranty or any other agreement relating to the Bonds.

3. BINDING AGREEMENT. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

4. GEORGIA LAW. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed under seal as of the date first above written.
GUARANTOR: PERFORMANCE FOOD GROUP COMPANY By:________________________________ Name: Title: